Exhibit 99.1

NEWS RELEASE

RAMBUS ADDS SAMSUNG ELECTRONICS TO

PATENT INFRINGEMENT LITIGATION

Claims cover SDRAM, DDR DRAM, DDR2 DRAM, other memory types and memory controllers

LOS ALTOS, Calif. – June 6, 2005 – Rambus Inc. (Nasdaq:RMBS) today announced it has added Samsung Electronics as a defendant in its pending patent infringement suit in the U.S. District Court for the Northern District of California. In the suit, Rambus charges that defendants’ DDR2 memory devices and GDDR2 and GDDR3 graphics memory devices use its patented inventions. In a separate suit filed today, Rambus named Samsung as a defendant in claims alleging infringement of Rambus patents by Samsung SDRAM and DDR DRAM memory types as a well as controllers that work with those memory types.

“While we have regarded Samsung as a valuable licensee of our patents for certain applications, a number of issues now exist that have made the renewal and expansion of the Samsung SDRAM/DDR license difficult,” said Harold Hughes, chief executive officer at Rambus. “These issues have caused us to terminate that license prior to its scheduled June 30, 2005 end date. We continue to value our relationship with Samsung as one of the primary manufactures of memory using our XDR™ DRAM and RDRAM® designs. We very much hope that there is an opportunity in the near future to normalize all other aspects of our relationship as well.”

In its claims filed today, Rambus asserts infringement of 14 of its patents by DDR2, GDDR2 and GDDR3 devices that are currently shipping in the marketplace. Rambus is also asserting infringement of 11 of its patents by SDRAM and DDR DRAM memory and controller products. Today’s action does not affect Samsung’s role as a licensee of RDRAM and XDR DRAM memory types.

The complaint and amended complaint filed today can be accessed on Rambus’s website at http://investor.rambus.com (under Litigation Update section).

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, California, with regional offices in Chapel Hill, North Carolina; Bangalore, India; Taipei, Taiwan; and Tokyo, Japan. Additional information is available at www.rambus.com.

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RDRAM is a registered trademark and XDR DRAM is a trademark of Rambus Inc. All other trademarks are the property of their respective owners.

Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com